Exhibit 10.3
SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made and entered into as of the date of the last party to sign below (the “Effective Date”), by and between ACA CONCOURSE EAST UNIT 3 LLC, a Delaware limited liability company (“Landlord”) and CASTLE BIOSCIENCES, INC., a Delaware corporation (“Tenant”). Landlord and Tenant are sometimes individually referenced herein as “Party” and collectively as “Parties”.

R E C I T A L S :

A.    Landlord and Tenant entered into that certain Lease Agreement dated April 1, 2022 as amended by the First Amendment to Lease Agreement dated April 2, 2024 (collectively, the “Lease”), pursuant to which Landlord has leased to Tenant and Tenant leased from Landlord certain space in the Unit, which is located at Nova Place, Pittsburgh, Pennsylvania (the “Premises”).

B.    Tenant is entering into a lease with an affiliate of Landlord for additional space within another condominium unit at the Project (the “Affiliate Lease”).

C.    Landlord and Tenant now desire to: (i) extend the Term of the Lease so that it is coterminous with the Affiliate Lease; and (ii) modify various terms and provisions of the Lease, all as hereinafter provided.

D.    All capitalized terms when used herein shall have the same meanings given such terms in the Lease unless expressly superseded by the terms of this Amendment.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Extension of Lease Term. The Expiration Date of the Lease is October 31, 2033. Effective as of the Commencement Date of the space associated with the Affiliate Lease, the Expiration Date is revised to be the last day of the one hundred twenty-eighth (128th) full calendar month thereafter (“Revised Expiration Date”) unless this Lease is sooner terminated or extended as provided in this Lease.

2.    Basic Rent. As of the Commencement Date of the Affiliate Lease, the Basic Rent table set forth in Section 2.3 of the Lease shall be revised based on the determination of the new Expiration Date.

Basic Rent Period	Basic Rent (per Basic Rent Period)	Monthly Basic Rent	Rate per r.s.f.
11/1/25-10/31/26	$1,328,720.85	$110,726.74	$29.74
11/1/26-10/31/27	$1,355,295.27	$112,941.27	$30.34
11/1/27-10/31/28	$1,382,401.17	$115,200.10	$30.94
11/1/28-10/31/29	$1,410,049.20	$117,504.10	$31.56
11/1/29-10/31/30	$1,438,250.18	$119,854.18	$32.19
11/1/30-10/31/31	$1,467,015.18	$122,251.27	$32.84
11/1/31-10/31/32	$1,496,355.49	$124,696.29	$33.49
11/1/32-10/31/33	$1,526,282.60	$127,190.22	$34.16
11/1/33-10/31/34	$1,556,808.25	$129,734.02	$34.85
11/1/34-10/31/35	$1,587,944.41	$132,328.70	$35.54
11/1/35-10/31/36	$1,619,703.30	$134,975.28	$36.25

Second Amendment - Castle Biosciences - U3 Nova

11/1/36-Month 128after Commencement of Affiliate Lease	$1,652,097.37	$137,674.78	$36.98

The revised Basic Rent Table shall be set forth with the exact dates in the Confirmation of Amendment Provisions, the form of which is attached hereto and incorporated herein as Exhibit A-2.

(e)    The following is added as a new sub-paragraph in Section 2.3:

“In the event that the Expansion Date is other than the first day of a calendar month, for purposes of calculating the Basic Rent payments owed pursuant to this Section 2.3 the “first month” of the Term after the Expansion Date shall be deemed to mean the number of days between the Expansion Date and the last day of such calendar month plus the next full calendar month.”

3.    Notices. Landlord’s address in Section 13.6 of the Lease is hereby deleted in its entirety and replaced with the following:

“TO LANDLORD:
ACA Concourse East Unit 3 LLC
c/o Faros Property Management
1 Allegheny Square
Nova Tower One, Suite 300
Pittsburgh, PA 15212

With a copy to:
Faros Properties
Attn: General Counsel
14 Beacon Street, 7th Floor
Boston, MA 02108 ”

4.    Early Termination Option. Section 13.28 is hereby deleted in its entirety and replaced with the following:

“Section 13.28 - Early Termination Option. Provided that Landlord has not provided Tenant with notice of an ongoing default of its obligations hereunder and such default remains uncured, Tenant shall have the one-time option to terminate this Lease (the “Early Termination Option”) effective at the expiration of the one hundred fourth (104th) month after the Affiliate Lease Commencement Date (the “Early Termination Date”) provided that Tenant gives Landlord written notice of its election to exercise the Termination Option prior to the end of the ninety-second (92nd) month after the Affiliate Lease Commencement Date of the Term (the “Early Termination Option Exercise Period”). The date of Tenant’s notice of the election to exercise this option shall be the “Early Termination Option Exercise Date”. Tenant’s exercise of the Early Termination Option shall be irrevocable and expressly conditioned on each of the following items being properly and timely completed: (i) as of the Early Termination Option Exercise Date and the Early Termination Date, all Basic Rent and Additional Rent shall be current and shall be apportioned as of the Early Termination Date; and (ii) within thirty (30) days after Landlord’s receipt of Tenant’s timely and written exercise of the Early Termination Option, Tenant shall submit to Landlord a termination fee equal to 50% of the Basic Rent owed between the Early Termination Date and the Expiration Date, provided that such amount shall be revised in the event that the Lease is amended so that the Basic Rent is adjusted (the “Termination Payment”); and (iii) neither party shall have any rights, liabilities or obligations under this Lease for the period accruing after the Early Termination Date, except those which, by the provisions

Second Amendment - Castle Biosciences - U3 Nova

of this Lease, expressly survive the termination of the term of this Lease; and (iv) Tenant shall surrender the Premises in the condition required under this Lease. Provided that Tenant properly exercises its Early Termination Option and timely submits the Termination Payment, pursuant to the terms of this section, Landlord and Tenant shall promptly execute an amendment to this Lease to document the Early Termination Date. If Tenant fails to strictly comply with the terms and provisions of this sub-section, then this Lease shall remain in full force and effect.”

5.    Right of First Refusal. Section 13.29 of the Lease is hereby deleted in its entirety.

6.    Confession of Judgment. Notwithstanding anything to the contrary set forth in the Lease, Tenant hereby agrees that IN ADDITION TO ANY AND ALL REMEDIES PROVIDED HEREUNDER OR BY LAW, FOR VALUE RECEIVED AND UPON ANY EVENT OF DEFAULT BY TENANT HEREUNDER, OR UPON TERMINATION OF THE TERM AND THE FAILURE OF TENANT TO DELIVER POSSESSION OF THE PREMISES TO LANDLORD, TENANT HEREBY EMPOWERS ANY ATTORNEY OF ANY COURT OF COMPETENT JURISDICTION TO APPEAR FOR TENANT AND, WITHOUT COMPLAINT FILED, EITHER IN ADDITION TO OR WITHOUT A JUDGMENT FOR THE SPECIFIC AMOUNT OF RENT OR ACCELERATED RENT DUE UNDER THIS LEASE, TO APPEAR FOR TENANT, AND FOR ANY OTHER PERSONS CLAIMING UNDER, BY OR THROUGH TENANT, AND CONFESS JUDGMENT, OR A SERIES OF JUDGMENTS, FORTHWITH AGAINST TENANT AND SUCH OTHER PERSONS AND IN FAVOR OF LANDLORD, ITS SUCCESSORS AND/OR ASSIGNS, IN AN AMICABLE ACTION OF EJECTMENT FOR THE PREMISES, AND FOR COSTS OF SUIT AND ATTORNEYS’ COMMISSION OF FIVE THOUSAND AND NO/100 DOLLARS ($5,000.00) AND WITH RELEASE OF ALL ERRORS, AND WITHOUT STAY OF EXECUTION, AND THE ENTRY OF JUDGMENT UNDER THE FOREGOING WARRANT SHALL NOT EXHAUST THE WARRANT, BUT SUCCESSIVE JUDGMENTS MAY BE ENTERED THEREUNDER FROM TIME TO TIME AS OFTEN AS DEFAULTS OCCUR.

TENANT’S INITIALS: /s/DM /s/FS

7.    Broker. Landlord and Tenant each hereby represents and warrants to the other party that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment except CBRE, Inc., as Landlord’s agent, and Rise Commercial, as Tenant’s agent (collectively, “Broker”) and that no other broker or agent is entitled to a commission or any other remuneration on account of this Amendment. Landlord agrees to pay any commission due Broker. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent in connection with this Amendment other than Broker.

8.    No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect and that, except as expressly amended hereby, the terms and conditions of the Lease are hereby ratified and confirmed. The Lease and this Amendment, along with any exhibits or attachments, constitute the entire agreement between the parties relative to the Premises and there are no oral agreements or representations between the parties with respect to the subject matter hereof. The Lease, as amended by this Amendment, supersedes and cancels all other prior agreements and understandings with respect to the subject matter hereof. This Amendment shall be effective only upon the execution hereof by Landlord and Tenant. The parties acknowledge that this Amendment is drafted jointly and, for interpretation purposes, neither party is deemed the drafting party. The parties acknowledge that they have had the opportunity to have counsel review and explain the contents and effects of this Amendment and that they execute the same voluntarily, knowingly and with a full understanding of the legal effect hereof. In case suit shall be brought for any breach of or to interpret or enforce this Amendment by either party hereto, the prevailing

Second Amendment - Castle Biosciences - U3 Nova

party shall be entitled to a reasonable attorneys’ fees which shall be fixed by the Court, or in any compromise or settlement such attorneys’ fees shall be deemed to have accrued on the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Tenant hereby represents and warrants to Landlord that, to Tenant’s actual knowledge, Landlord is not in default of any of its obligations under the Lease, and that no events have occurred which, with the passage of time or the giving of notice, or either of them, would constitute a breach or default by Landlord under the Lease. Landlord hereby represents and warrants to Tenant that, to Landlord’s actual knowledge, Tenant is not in default of any of its obligations under the Lease, and that no events have occurred which, with the passage of time or the giving of notice, or either of them, would constitute a breach or default by Tenant under the Lease. Tenant hereby represents and warrants that as of the Effective Date, the Lease is in full force and effect, and is an enforceable obligation of Tenant, and that Tenant has no rights of offset, defenses or counterclaims to Landlord’s enforcement thereof.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their duly authorized representatives as of the Effective Date.

“TENANT”:		“LANDLORD”:
CASTLE BIOSCIENCES, INC.,		ACA CONCOURSE EAST UNIT 3 LLC
a Delaware corporation		a Delaware limited liability company

By:	/s/Derek Maetzold	By:	/s/Alexander Leventhal
Name:	Derek Maetzold	Name:	Alexander Leventhal
Title:	President and CEO	Title:	Manager
Date:	March 2, 2026	Date:	March 19, 2026

By:	/s/Franklin Stokes
Name:	Franklin Stokes
Title:	CFO
Date:	March 2, 2026

Second Amendment - Castle Biosciences - U3 Nova

EXHIBIT A-2 - CONFIRMATION OF AMENDMENT PROVISIONS

Second Amendment - Castle Biosciences - U3 Nova